Exhibit 23.3





           CONSENT OF PRICEWATERHOUSECOOPERS LLP, INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated December 1, 1998, except for Note 9 regarding the Senior Subordinated Convertible Notes for which the date is January 13, 1999 and Note 5 regarding the discontinuance of the document management segment for which the date is April 13, 1999, relating to the financial statements and financial statement schedule as of September 30, 1997 and 1998 and for the two years in the period ended September 30, 1998, which report appears in the September 30, 1999 annual report on Form 10-K of SoftNet Systems, Inc.

PricewaterhouseCoopers LLP
San Jose, California
March 21, 2000